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                                                                   EXHIBIT 10.33

                               AMENDMENT NO. 1 TO
                           RESTRICTED STOCK AGREEMENT


        This Amendment No. 1 to Restricted Stock Agreement (this "Amendment") is made this 22nd day of June, 2000, between UNOVA, Inc., a Delaware corporation (the "Company"), and Larry D. Brady (the "Grantee").

        WHEREAS, the Company and the Grantee have previously entered into a certain Restricted Stock Agreement (the "Agreement") dated August 2, 1999, pursuant to which the Grantee was awarded 109,585 shares of the Company's Common Stock subject to the restrictions upon transfer set forth in the Agreement ("Restricted Stock"); and

        WHEREAS, the Company and the Grantee desire to amend the Agreement in the manner set forth herein;

        NOW THEREFORE, in consideration of the mutual benefits to be derived herefrom and other good and valuable consideration, the Company and the Grantee hereby agree as follows:

        1. The second sentence of Section 5 of the Agreement is hereby amended so that such sentence shall read in its entirety as follows:

        With respect to 36,528 of such shares, the Restriction Period shall expire on the first anniversary of the date of this Agreement; with respect to 36,528 of such shares, the Restriction Period shall expire on the second anniversary of the date of this Agreement; and with respect to 36,529 of such shares, the Restriction Period shall terminate on the third anniversary of the date of this Agreement.

        2. Section 7 of the Agreement is hereby amended so that the second paragraph and the first sentence of the third paragraph of such Section 7 shall read in their entirety as follows:

               For purposes of this Agreement, a Special Severance of the Grantee shall mean the Grantee's Termination of Employment under the following circumstances: (i) the Grantee shall have served as President and Chief Operating Officer of the Company continuously from the date hereof until March 1, 2001, unless the Grantee shall theretofore have assumed another position with the Company; (ii) on or before March 1, 2001, the Grantee (if not therefore elected, appointed, or otherwise designated Chief Executive Officer of the Company) shall fail to be elected, appointed, or otherwise designated Chief Executive Officer of the Company (regardless of whether or not the Grantee chooses to accept the

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        position of Chief Executive Officer); and (iii) within the period beginning March 1, 2001, to and including March 31, 2001, either the Company or the Grantee shall have given the other party written notice of such party's intention that the employment of the Grantee by the Company shall terminate.

               Notwithstanding the foregoing, a Special Severance of the Grantee will not be deemed to have occurred if, at any time prior to March 1, 2001, the Grantee's employment shall have been terminated for Cause.

        3. Except as specifically hereby amended, each and every term of the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

        4. This Amendment shall be deemed effective for all purposes on and as of the date hereof.

        5. This Amendment shall be governed by the laws of the state of Delaware without reference to principles of conflicts of law.

        IN WITNESS WHEREOF, this Amendment is executed by the Grantee and by the Company through its duly authorized officer as of the day and year first herein written.


                                            UNOVA, INC.



                                            By: /s/ Virginia S. Young
                                                --------------------------------

                                                /s/ Larry D. Brady
                                                --------------------------------
                                                    Larry D. Brady


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